Exhibit 4.1

Final Form

Exhibit D to SPA

THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED IN WRITING FROM TIME TO TIME), BY AND AMONG PNC BANK, NATIONAL ASSOCIATION (“PNC”), KEWAUNEE SCIENTIFIC CORPORATION, AND [NAME OF SELLER] (THE “SUBORDINATION AGREEMENT”). NOTWITHSTANDING ANY CONTRARY STATEMENT CONTAINED IN THE WITHIN INSTRUMENT, NO PAYMENT ON ACCOUNT OF ANY OBLIGATION ARISING FROM OR IN CONNECTION WITH THE WITHIN INSTRUMENT OR ANY RELATED AGREEMENT (WHETHER OF PRINCIPAL, INTEREST OR OTHERWISE) SHALL BE MADE, PAID, RECEIVED OR ACCEPTED EXCEPT IN ACCORDANCE WITH THE TERMS OF SAID SUBORDINATION AGREEMENT.

FORM

SUBORDINATED PROMISSORY NOTE

$____________.00	November 1, 2024

FOR VALUE RECEIVED, the undersigned, Kewaunee Scientific Corporation, a Delaware corporation (“Purchaser”), hereby promises to pay to the order of [___________________, (“Seller”), the principal amount of ___________________________ and 00/100 Dollars ($__________.00)], or the amount that has been advanced to Purchaser in accordance with this Note, together with interest on so much of the principal balance of this promissory note (the “Note”) as may be outstanding and unpaid from time to time, compounded annually, at eight percent (8%) per annum (the “Interest Rate”). This Note is executed and delivered on this date in connection with that Securities Purchase Agreement dated November 1, 2024 by and among Purchaser, Nu Aire, Inc., a Minnesota corporation (“Company”), Seller, certain other sellers identified therein, and sellers’ representative identified therein (as amended, modified and in effect from time to time, the “SPA”). This Note is one of the “Subordinated Promissory Notes” aggregating $23,000,000 in original principal amount being issued on the date hereof pursuant to the SPA.

1. Payment of Interest and Principal. Interest shall accrue on the outstanding principal amount hereof, commencing on the date hereof and continuing until the date of payment in part or in full, at the Interest Rate. Interest shall be calculated on the basis of 365 days applied to the actual days on which there exists an unpaid balance under this Note. Purchaser shall make payments of accrued and unpaid interest on the anniversary date of each year (each an “Interest Payment Date”) prior to the Maturity Date (as defined below); subject, however, to all of the terms and provisions of Section 5 of this Note. Purchaser may at any time and from time to time prepay this Note in whole or in part without premium or penalty; subject, however, to all of the terms and provisions of Section 5 of this Note. All payments shall be made by wire transfer or ACH payment at the address of Seller given on Exhibit A attached hereto, or at such other address as Seller may designate for payments hereunder by notice given to Purchaser. The outstanding principal hereof and all accrued but unpaid interest hereunder, together with any PIK Amount (as defined below) and any other expenses or charges required hereunder or under the SPA, unless accelerated in accordance with the terms of this Note, shall be due and payable in full on November 1, 2027 (the “Maturity Date”).

2. PIK Interest. Notwithstanding any provision in this Note to the contrary, through the date the principal amount of this Note is repaid in full, in lieu of paying in cash the interest accrued to any Interest Payment Date, any accrued but unpaid interest shall be capitalized and added as of such Interest Payment Date to the principal amount of this Note (the “PIK Amount”). Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and be payable in the same manner as in the case of the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes. From and after each Interest Payment Date, the principal amount of this Note shall, without further action on the part of Seller, for the benefit of Seller, be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

3. Prepayment. Purchaser may voluntarily prepay the principal of this Note, in whole or in part, from time to time without premium or penalty.

4. Security. This Note is secured by that certain Security Agreement dated as of the date hereof, by and between Purchaser and Seller.

5. Subordination. This Note is subject to the terms of the Subordination Agreement and all indebtedness, liabilities and obligations now or hereafter evidenced hereby is subordinated in all respects to all Senior Obligations (as defined in the Subordination Agreement) of Purchaser.

6. Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has the power and authority to execute, deliver and perform its obligations pursuant to this Note;

(b) this Note (i) has been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (a) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of Purchaser, (C) any order of any governmental authority or (D) any provision of any indenture, agreement or other instrument to which Purchaser is a party or any of its property is or may be bound, or (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument;

(c) this Note has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforceability of creditor’s rights generally and to general principles of equity;

(d) no action, consent or approval of, registration or filing with or any other action by any governmental authority is or will be required in connection with the issuance of the Note except for such as have been made or obtained and are in full force and effect; and

(e) immediately after the issuance of this Note, (i) the fair value of the assets of Purchaser, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Purchaser will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Purchaser will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Purchaser will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

7. Default; Remedy.

(a) Subject to the provisions of Section 5, the occurrence of any one or more of the following events with respect to Purchaser shall constitute an event of default (“Event of Default”) hereunder:

(i) any default shall occur in the payment of (i) any principal when due and payable or (ii) any interest or other sums that are due or may become due hereunder at the time, place and manner provided herein and the same shall continue for a period of the longer of (A) any applicable cure period or (B) more than five (5) business days after written notice thereof to Purchaser (unless any such payment is prohibited by subordination provisions under Section 5);

(ii) (x) the occurrence of any default in the performance of, or breach of, any obligation or covenant of Purchaser with respect to this Note or any document related thereto or (y) any representation or warranty made hereunder is proven to have been false or misleading in any material respect as of the date hereof;

(iii) if Purchaser shall become insolvent or make an assignment for the benefit of creditors or if any governmental authority having the power to do so orders the seizure or liquidation of Purchaser’s assets or the cessation or suspension of its business operations;

(iv) the dissolution, merger or consolidation of Purchaser or the sale or transfer of any substantial portion of any of Purchaser’s assets, or if any agreement for such dissolution, merger or consolidation, sale or transfer is entered by into by Purchaser, without the prior written consent of Seller; or

(v) a default under the senior credit facilities or any other indebtedness for borrowed money (in excess of $2,500,000) that has resulted in an acceleration by the lender thereunder of the maturity of such indebtedness.

(b) Upon the occurrence of any one or more Events of Default, unless Seller elects otherwise, the entire unpaid principal balance under this Agreement and all accrued and unpaid interest (the “Default Amount”) shall be immediately due and payable without notice to Purchaser, and Seller may, immediately or at any time thereafter, exercise any or all of its rights and remedies thereunder or under any agreement or otherwise under applicable law against Purchaser; provided, however, that Seller hereby acknowledges and agrees that any amount paid or to be paid to Seller as a result of the exercise of Seller’s remedies under this Section 7 shall remain subordinate and subject in right of payment to the Senior Obligations in accordance with the Subordination Agreement. Seller may exercise its rights and remedies in any order and may at its option, delay in or refrain from exercising some or all of its rights and remedies without prejudice thereto. Interest shall begin to accrue on the Default Amount at the Interest Rate plus four percent (4%) per annum.

(c) If a payment is ten (10) days or more late, Purchaser will be charged 5% of the unpaid portion of the regularly scheduled payment or Fifty Dollars ($50.00), whichever is greater, but in any event not to exceed the amount permitted by applicable law. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Seller may have, including the right to declare the entire principal balance and interest immediately due and payable.

8. Waivers; Remedies. Purchaser and any sureties, endorsers or guarantors, hereby waive presentment for payment, demand, protest, notice of dishonor, notice of acceleration of maturity, and all defenses on the ground of extension of time for payment hereof, and agree to continue and remain bound for the payment of principal, interest and all other sums payable hereunder, notwithstanding any change or changes by way of release, surrender, exchange, or substitution of any security for this Note or by way of any extension of extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice to or consent of any of them. The rights and remedies of Seller as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of Seller, and may be exercised as often as occasion therefore shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same. Purchaser shall be entitled to offset, setoff or recoup from any interest or principal or any other sums that are due or may become due hereunder, any indemnity amounts that are owed by Seller to Purchaser pursuant to the SPA.

9. Usury. Nothing herein contained, nor any transaction related hereto, shall be construed or so operate as to require Purchaser, or any party liable for payment of this Note, to pay interest at a greater rate than the maximum allowed by applicable law. Should any interest or other charges paid or payable by Purchaser, or any party liable for the payment of the Note, in connection herewith, result in the computation or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess paid shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess which exceeds the balance due under this Note shall be paid by the then Seller to Purchaser and parties liable for the payment of this Note.

10. Costs and Expenses. In addition to all principal and accrued interest on this Note, Purchaser agrees to pay (i) all reasonable costs and expenses incurred by Seller in connection with the enforcement of this Note and any document related thereto, including without limitation, all reasonable costs and expenses incurred by Seller in any probate, reorganization, bankruptcy or any other proceedings for the establishment or collection of any amount hereunder, or in collecting or enforcing this Note through any such proceedings; and (ii) reasonable attorneys’ fees actually incurred at the usual hourly rate of such attorneys when and if this Note is placed in the hands of an attorney for collection or enforcement after default, in each case subject to the terms of the Subordination Agreement.

11. Binding Effect. This Note shall be binding upon and inure to the benefit of Seller hereof and his heirs and legal representatives. This Note shall be binding upon Purchaser and any successor to the principal business interests of Purchaser, whether by merger or otherwise.

12. Governing Law. The execution, delivery and performance of this Note shall be governed by and construed in accordance with the laws of the State of Delaware.

13. Lost Note. Upon delivery of an affidavit and indemnity in a form and substance reasonably satisfactory to Purchaser from Seller as to the loss, theft, destruction or mutilation of this Note and, in the case of mutilation hereof, upon surrender of the mutilated Note, Purchaser will make and deliver a new note in lieu of this Note.

Executed as of the date first above written.

Kewaunee Scientific Corporation

By:
Name:	Thomas D. Hull III
Title:	President and Chief Executive Officer

Signature Page to Note

Exhibit A

WIRE TRANSFER OR ACH INSTRUCTIONS

Exhibit A to Note